Exhibit 99.1

Gladstone Investment Corporation Announces Amendment to its Credit Facility

MCLEAN, VA, June 30, 2014 /PRNewswire/ — Gladstone Investment Corporation (NASDAQ: GAIN) announced today that on June 26, 2014, through one of its wholly-owned subsidiaries, Gladstone Business Investment, LLC, it entered into Amendment No. 1 to its Fifth Amended and Restated Credit Agreement (the “Credit Facility”) with Key Equipment Finance, a division of Keybank National Association, Branch Banking and Trust Company, Everbank Commercial Finance, Inc. and Alostar Bank of Commerce.

The highlights of the amendment are as follows:

•	extending the revolving period of the Credit Facility by approximately 14 months to June 26, 2017;
•	lowering the interest rate margin by 50 basis points to 3.25% until June 26, 2017, with the margin then increasing to 3.75% for the period from June 26, 2017 to June 26, 2018, and increasing further to 4.25% thereafter;
•	extending the maturity date of the Credit Facility by approximately two years to June 26, 2019; and
•	allowing the Credit Facility to now be expanded by up to $145 million, to a total facility amount of $250 million, through additional commitments of existing or new committed lenders.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. It has paid 107 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Source: Gladstone Investment Corporation

For further information: Gladstone Investment Corporation, +1-703-287-5893